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                                                                    Exhibit 20.1
NEWS RELEASE

                            SCC COMMUNICATIONS CLOSES

                         $5.0 MILLION PRIVATE PLACEMENT

MAY 10, 2001 (BOULDER, COLO.)--SCC Communications Corp. (NasdaqNM: SCCX), a leading provider of innovative solutions for enhanced emergency communications, complex data management and network services, today announced it has secured equity funding of approximately $5.0 million, before offering expenses of approximately $250,000, through a private placement of its common stock with RS Investments. In connection with this transaction, SCC will issue approximately 632,000 shares of common stock at a negotiated purchase price of $7.91 per share, reflecting the arithmetic average of the closing price of our common stock on the Nasdaq National Market for the twenty consecutive trading days prior to the offering date of May 2, 2001. In connection with this offering, SCC entered into a registration rights agreement that will require SCC to register the shares for resale.

The net offering proceeds of $4.75 million will be used for general corporate purposes, including:

  o        repaying obligations as they become due;
  o financing capital expenditures, including acceleration of SCC's wireless deployments and development of SCC's Coordinate Routing Database;
  o        and working capital.

RS Investments of San Francisco was the sole investor in this placement. RS Investments focuses on equity investments in small to mid-sized public companies, and is particularly well known for its investment ability in identifying emerging business trends and companies participating in the "New Economy". Genesis Select Corporation provided investment advisory services for this transaction.

ABOUT SCC COMMUNICATIONS CORP.

SCC Communications Corp. (NasdaqNM: SCCX) is the leading provider of mission-critical data management services, notification technologies and supporting services to wireless and wireline telecommunications companies and public safety organizations across the United States. Today, SCC provides connectivity and data services to incumbent local exchange carriers (ILECs), competitive local exchange carriers (CLECs), integrated communications providers
(ICPs) and wireless carriers. SCC provides services to 22 leading wireless telecommunications carriers and 42 leading wireline telecommunications carriers. SCC currently manages the records of approximately 106 million wireline and wireless telephone subscribers, including 6.4 million CLEC subscribers and more than 5.9 million wireless subscribers. The Company also develops next-generation, IP-based notification systems and innovative solutions for the location-based wireless service market. To receive SCC press releases and Company updates via e-mail, please register at the Company's Web site:
HTTP://WWW.SCC911.COM


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                                    --MORE--

ABOUT GENESIS SELECT CORP.

Genesis Select Corporation (WWW.GENESISSELECT.COM) is an independent investment advisory and financial communications firm that specializes in micro through mid-capital public companies. The firm's senior professionals integrate knowledge and expertise gained over 20 years at prominent Wall Street firms and Fortune 100 companies. Genesis Select works closely with clients to maximize shareholder value through strategic institutional investor relations and financial communications programs.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THE MATTERS DISCUSSED IN THIS PRESS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY VARY SIGNIFICANTLY FROM SCC'S EXPECTATIONS BASED ON A NUMBER OF FACTORS, INCLUDING
(1) THE LENGTHY SALES CYCLES ASSOCIATED WITH SCC'S SERVICES AND PRODUCTS, (2) SCC'S RELIANCE ON LARGE CONTRACTS FROM A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS, (3) THE RATE OF ADOPTION OF 9-1-1 TECHNOLOGY BY WIRELESS CARRIERS AND OTHER POTENTIAL CUSTOMERS, (4) CONTINUING RAPID CHANGE IN THE TELECOMMUNICATIONS INDUSTRY THAT MAY AFFECT BOTH SCC AND ITS CUSTOMERS, (5) CONTINUING DEMAND FOR SCC'S SERVICES AND PRODUCTS, (6) MARKET ACCEPTANCE OF NEW PRODUCTS AND SERVICES INTRODUCED BY SCC, (7) SCC'S ABILITY TO ACCURATELY PREDICT ITS COSTS RELATED TO NEW PRODUCTS, AND (8) ADDITIONAL FACTORS DESCRIBED IN SCC'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

                                  ###

CONTACT:
Michael Dingman, Jr.                        Linda Hobaugh
CFO                                         Director, Corporate Communications
SCC Communications Corp.                    SCC Communications Corp.
(303) 581-5716                              (303) 581-2230
MDINGMAN@SCCX.COM                           LHOBAUGH@SCCX.COM